Exhibit 99.1

Basin Water Reports Restated Results for All of 2006 and 2007 and the First Quarter of 2008

Rancho Cucamonga, CA (Feb. 11, 2009) — Basin Water Inc. (NASDAQ: BWTR) today announced the conclusion of an eight-month review of prior financial statements conducted by the Audit Committee of the board of directors assisted by independent legal counsel, independent forensic accountants and senior management.

As a result of this review, the Company yesterday filed with the Securities and Exchange Commission its restated Annual Report on Form 10-K/A that restates the financial statements for the fiscal years 2006 and 2007, and its restated financial statements for the first quarter of 2008 on Form 10-Q/A.

As more fully explained in the Form 10-K/A filed by the Company on February 10, 2009, the Company has amended and restated its consolidated financial statements and related financial information for the years ended December 31, 2007 and 2006, including the financial results in each of the quarterly periods in 2007 and 2006 to correct for certain errors, specifically (1) the failure to apply Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities — Deferral for Certain Interests, Revised December 2003 (FIN 46(R)) for certain specific transactions in 2007, (2) revenue recognition issues related to certain specific transactions in 2006 and 2007, including improper recognition of revenues and incorrect timing of recognition of revenues, (3) the accounting for warrant expense related to warrants issued by the Company to Aqua America, Inc. in February 2006, (4) the accounting for the December 2007 sale to Empire Water Corporation of the right to purchase certain water rights and related assets, (5) an adjustment to the contract loss reserve in the third quarter of 2007 (6) a balance sheet reclassification for purchase accounting related to the Company’s acquisition of Mobile Process Technology Co. (MPT) and (7) various other adjustments and reclassifications for 2006 and 2007.

On February 10, 2009, the Company also separately filed its Quarterly Reports on Form 10-Q for the second and third quarters of 2008. As previously announced, those filings had been delayed pending completion of the accounting review and restatement of prior period financial statements.

The cumulative effects of the restatements of the full years 2006 and 2007, and the first quarter of 2008, are a reduction in revenues totaling $12.5 million for the restated financial periods. The Company’s cumulative loss for the period covered by the restatements increased by $5.4 million and reduced shareholder equity as of March 30, 2008 by $5.5 million. Cash and cash equivalents available to the Company were unaffected by the accounting adjustments.

For all of 2006, restated revenues were $13.9 million, a reduction of $3.2 million from the previously reported $17.1 million. The Company’s restated net loss for 2006 was $13.5 million, an increase of $2.3 million compared with the previously reported net loss of $11.2 million.

For all of 2007, the Company reported restated revenues of $9.7 million, a reduction of $9.1 million from the previously reported $18.8 million. The Company’s restated net loss for 2007 was $18.3 million, an increase of $3.0 million compared with the previously reported net loss of $15.3 million.

For the first quarter of 2008, restated revenues were $2.8 million, compared with restated revenues of $1.8 million in the prior year first quarter. The Company’s restated net loss for the first quarter of 2008 was $5.2 million, versus a restated $2.3 million net loss in the prior year period.

Basin Water’s filings include disclosure of material weaknesses in its internal control over financial reporting and its plans to remediate such weaknesses.

About Basin Water

Basin Water, Inc. designs, builds and implements systems for the treatment of contaminated groundwater, industrial process water and air streams from municipal and industrial sources. It provides reliable sources of drinking water for many communities, and the ability to comply with environmental standards and recover valuable resources from process and wastewater streams. Basin Water has developed proprietary, scalable ion-exchange, biological and other treatment systems that effectively process contaminated water and air in an efficient, flexible and cost effective manner. Additional information may be found on the Company’s web site: www.basinwater.com.

Forward Looking Statements

This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend,” “anticipate” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Actual results may differ materially from these expectations due to various risks and uncertainties, including: negative reactions from the Company’s stockholders, creditors or customers to the Company’s restatement of its financial statements, the existence of other errors that may require further adjustment of the Company’s financial statements, the impact and result of any litigation, investigation or other action by The Nasdaq Stock Market, the SEC, any other governmental agency or other parties related to the Company’s restatement of its financial statements, the Company’s ability to manage its capital to meet future liquidity needs and continue operations, the effectiveness of any cost-saving measures by the Company, the Company’s limited operating history, significant operating losses associated with certain of the Company’s contracts, significant fluctuations in its revenues from period to period, the success of the Company’s strategic partners, its long sales cycles, market acceptance of its technology, the geographic concentration of its operations and customers, its ability to meet customer demands and compete technologically, the Company’s ability to enter into service and maintenance contracts with system sales, the Company’s ability to renegotiate loss contracts with its customers, the Company’s ability to protect its intellectual property, regulatory approvals of the Company’s systems, changes in governmental regulation that may affect the water industry, particularly with respect to environmental laws, the Company’s ability to attract and retain qualified personnel and management members, and changes in the board of directors and management members. More detailed information about these risks and uncertainties are contained in the Company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K/A for the year ended December 31, 2007 and subsequent Quarterly Reports on Form 10-Q, as amended. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company assumes no obligation to update these forward-looking statements to reflect any change in future events.

CONTACT: Basin Water, Inc.

W. Christopher Chisholm

Vice President & Chief Financial Officer

909-481-6800

www.basinwater.com

SOURCE: Basin Water, Inc.